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            U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          FORM 12b-25

                  NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR


For Period Ended:     December 31, 2001
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Nothing in  this  form  shall be construed to imply  that  the  Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - Registrant Information

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Full name of registrant    Shoshone Silver Mining Co Inc
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Former name if applicable
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Address of principal executive office

                        4903 Industrial Ave West
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City, State and Zip Code   Coeur d'Alene, Idaho  83814
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PART II - Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.


     Shoshone Silver Mining Company's annual report on Form 10-K for the period ended December 31, 2001, pursuant to Section 15(d) of the Securities Exchange Act of 1934, cannot be filed by the required deadline of 90 days following the Company's fiscal year end, due to the lack of a completed audit report from the Company's external auditor. The Company has decided to change their external auditors and the new auditors require additional time in which to audit both the current fiscal year records and the previous fiscal year's records. The Company will file its Form 10-K upon finalization of the audit opinion and the financial statements by the Company's external auditor.













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PART IV - Other Information

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     (1)  Name and telephone number of person to contact in regard to this notification

   James Scheller                  (503)           632-4422
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      (Name)                     (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                             [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             [ ] Yes  [X] No

     If  so:   attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




























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                         Shoshone Silver Mining Co., Inc.
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          (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    March 22, 2002           By    /s/ James Scheller
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                                     President